Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
     Applied NeuroSolutions, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Applied NeuroSolutions, Inc. and subsidiaries of our report dated March 12, 2004 related to the consolidated balance sheets of Applied NeuroSolutions, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity / (deficit) and cash flows for each of the years in the three year period ended December 31, 2003 and for the period from March 14, 1992 (date of inception) through December 31, 2003, which report appears in the Annual Report on Form 10-KSB of Applied NeuroSolutions, Inc. for the year ended December 31, 2003.

                                                        /s/KPMG LLP

Chicago, Illinois
December 15, 2004